Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I want to welcome you to our second quarter 2019 earnings presentation.  I’m here with Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow.

Some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve factors that could cause our actual results to differ materially.  Additional information about these factors is included in the company’s SEC filings.

Our presentation also includes non-GAAP measures, to provide additional information to investors.  We have provided reconciliation charts at the end of the presentation, and in the 8-K submitted to the SEC.

So with that, I’ll turn the call over to Jim.

Overview

Thanks Patricia, and thanks to all of you for joining us.

In the second quarter, we delivered $19.2 billion of revenue, $2.8 billion of operating net income, and $3.17 of operating earnings per share, which was up three percent.  We expanded operating gross margin by 100 basis points, which is the largest increase in over five years, and operating net income margin by 60 basis points.  And we had solid free cash flow performance, with $12.7 billion of free cash flow over the last year.  These results reflect improving fundamentals of our ongoing business.  And now with this performance through the second quarter, we remain on track to deliver at least $13.90 of operating EPS and about $12 billion of free cash flow for the year.  This excludes Red Hat and related activity, but we believe this remains a relevant perspective, as it provides transparency into our underlying business performance, and is on a basis consistent with our previous guidance and first-half performance.  But to be clear, Red Hat is not included in any of the operating results we’re discussing today, and we will update our full-year expectations to include Red Hat during our investor webcast on August 2nd.

Over the last few quarters, we’ve talked about strong performance in areas that help our clients with their digital transformations and journeys to cloud.  This continued in the second quarter, as evidenced by strong revenue performance across the high-value segments of Cloud and Cognitive Software and Global Business Services.  Our results also reflect significant actions we’ve taken to improve our position over time.  For example, at the end of the second quarter, we completed the divestiture of select software assets that didn’t leverage our integrated value proposition, and we took workforce actions to continue to revitalize our skill base and address stranded costs associated with the divested businesses.  And as you have likely seen, just eight days ago, we completed the acquisition of Red Hat.

This acquisition is an important milestone for IBM, and one that will significantly impact the cloud landscape.  It is clear that the next chapter of cloud will be about shifting mission-critical work to the cloud and optimizing everything from supply chains to core banking systems.  This requires a hybrid, multicloud,  open approach, to provide portability, management consistency and security for these enterprise workloads.

We’ve been building hybrid cloud capabilities across our business to address this opportunity and to prepare for this moment; bringing to market innovations like IBM Cloud, IBM Cloud Private, the Cloud Migration Factory, Cloud Application Innovation, IBM Garages, IBM Multicloud Manager and cloud-optimized systems, with tens of thousands of cloud architects.  These innovations helped to drive IBM’s $19.5 billion of cloud revenue over the last 12 months, which is up eight percent, led by mid-teens growth in our as-a-Service capabilities, all at constant currency.

This is why leading enterprises across industries that range from banking to transportation to telecom are using IBM’s hybrid cloud capabilities to improve the management and delivery of their data.  You saw in yesterday’s announcement, IBM will modernize and move AT&T’s Business Solutions’ applications to the IBM Cloud, while collaborating on an edge computing platform for their enterprise clients.  AT&T will also leverage Red Hat's open source platform to manage workloads and applications in AT&T's network cloud.

And so now, with the acquisition of Red Hat, we’ll be combining the power and flexibility of Red Hat’s open hybrid cloud technologies with the scale and depth of IBM’s innovation and industry expertise.  In short, IBM and Red Hat will be better together, accelerating our clients’ journey to the cloud and lifting all of IBM as we grow Red Hat and sell more software and services.

You’ll see our cloud capabilities contributed to our broader segment results in the second quarter.  As usual, I’ll use constant currency growth rates throughout.  Our Cloud and Cognitive Software revenue performance this quarter was strong, up five percent at constant currency.  Our Cloud and Cognitive growth was broad-based across all three business lines, led by hybrid cloud offerings and security.

Global Business Services grew about three-and-a-half percent, and here too we had good growth across all three lines of business, as we help our clients on their digital journeys, and to modernize and migrate applications to the cloud.

In Global Technology Services, our profit dynamics continue to improve with gross margin up 120 basis points and modest pre-tax profit growth, excluding the workforce action.  The margin expansion reflects our focus on exiting lower-value content and driving productivity and cloud-scale efficiencies.  While GTS revenue declined, due in part to this portfolio focus, we had good growth in the services that help our clients implement and manage hybrid, multicloud environments.

As expected, our Systems revenue was down, reflecting the product cycle dynamics in IBM Z and the related high-end storage, while Power continued to grow.

Key Financial Metrics

When we bring all of this together, our revenue was $19.2 billion, which was down about one-and-a-half percent, and that includes a 40-basis point impact from the divested businesses, which have been declining.

As you look at our key financial metrics, you can see the improved fundamentals of our business, with revenue growth in the higher-value segments, gross and net margin expansion, and solid free cash flow generation.

Our operating gross margin was up 100 basis points, driven by a combination of our strong software revenue growth, services productivity and cloud scale efficiencies.

And our operating expense was flat year to year.  We continue to drive efficiency and productivity in our spending, though our base expense was up this quarter, as we invested ahead of Red Hat, and in development ahead of our next generation IBM Z later this year.

And so now looking at our pre-tax income, the year-to-year performance is driven by the operational declines in our now-divested businesses.  Excluding these impacts, we delivered solid pre-tax operating leverage, reflecting our gross margin expansion, partially offset by the investments I just mentioned.

Our operating tax rate in the quarter was 11 percent, including discrete items.  This is right in line with the full year all-in tax rate of 11-12 percent we talked about in January.

Pulling it all together, our operating earnings per share was up three percent, and that includes a 15 cent year-to-year impact from the operational declines of our now-divested businesses.

Looking at our cash metrics, the $2.4 billion of free cash flow in the quarter is up $500 million over last year.  As I’ve said, we’ve generated $12.7 billion over the last twelve months, so good, solid cash generation.

So now let me come back to expense to talk about a couple of items.  First, currency helped our year-to-year expense dynamics, due to both translation and the benefit of hedging contracts.  In fact, $120 million of the year-over-year change in Other Income and Expense was due to hedging benefits.  As always, these hedging gains mitigate the currency impacts throughout our P&L.

Second, within expense, as expected, we also had gains and charges, that together were effectively neutral to the bottom line.

I just mentioned the operational impact of our divested businesses in the quarter, let me comment on the transactional impact.  We closed the two software divestures at the end of the second quarter, resulting in about $575 million of one-time gains in Other Income. This is within the range of $500 million to $700 million we provided back in April.

Within SG&A, also as expected, we took actions to revitalize skills and address structure and stranded costs associated with these divestitures, resulting in a workforce-related charge of about $500 million.  We also took a charge for an unfavorable legal ruling received in late June, on a case that has been under dispute for nearly a decade.

And so together, these gains and charges were essentially neutral to our total expense, and to our profit growth in the period, though as I have said in the past, the divestitures will improve our revenue and profit profile on a go-forward basis.

Cloud & Cognitive Software Segment

Turning to our segments, Cloud and Cognitive Software delivered strong revenue performance this quarter, up five percent.  We had growth across all three areas, with Cloud and Data Platforms up seven percent, Cognitive Applications up five percent, and Transaction Processing Platforms up four percent.

Our software offerings help our clients securely deploy, run, and manage data and applications on-premises, and on private and public clouds.

In Cloud and Data Platforms, we had broad-based growth led by several newer offerings throughout the portfolio, that help clients modernize their applications for hybrid cloud environments, and their data for AI.  We continued to see good hybrid cloud growth this quarter as clients leverage our reliable and scalable IBM Cloud Private solution, built on open source frameworks, like containers and Kubernetes.  SK Group in South Korea turned to IBM Cloud Private to quickly and easily package applications as containers and re-factor them with IBM microservices across their businesses. Their new SK Telecom portal,  used by customers to buy mobile services, is now running on the IBM Cloud Private platform.    And our IBM Cloud Private for Data offering, which collects, organizes and analyzes data for AI, also delivered strong growth this quarter.  We launched this solution just a year ago, and we’ve had strong client adoption, in fact growing our install base nearly 40 percent since first quarter.

Cognitive Applications revenue growth was led by strong performance in our integrated security software and services portfolio, and growth across many of our industry vertical solutions.  Let me spend a minute on Security. We continue to see strong performance in our threat management software and services offerings, including QRadar and Resilient, as well as in managed security intelligence solutions like X-Force Threat Management.  And, as clients look to safeguard critical data in data warehouses and big data environments, we had good traction in our Guardium Data Security solutions.  With 95 percent of the top global companies leveraging IBM’s security solutions, we are well positioned as an industry leader.

Turning to Transaction Processing Platforms, growth was driven by strong performance in IBM Z middleware as clients continue to predictably manage IT spending for their growing IBM Z mission-critical workloads.

And then moving to profit for the segment, pre-tax margin was up two points year to year, and that’s excluding the impact from the workforce actions this quarter.  Margins reflect strong transactional performance in high-value areas, offset by ongoing investment in key strategic areas, including the preparation for the Red Hat closing.

Global Business Services Segment

Moving to Global Business Services, revenue was up three percent.  We again had good growth as enterprises continue their digital reinvention journeys to become cloud and cognitive enterprises.  GBS is at the epicenter of IBM, bringing both business and technology transformation solutions to clients. They bring together deep industry expertise, IBM’s innovative technology portfolio and third-party information technology architectures to deliver differentiated value to enterprises.  We see evidence of this in all three areas of GBS, as Consulting revenue grew five percent, Application Management grew two percent and Global Process Services grew three percent.

In Consulting, growth was led by sustained performance in our next gen enterprise apps like S4/HANA and in Digital Strategy and iX offerings.  At Wimbledon, our Digital Strategy and iX team delivered a differentiated and personalized digital experience to on-site media, players, and fans around the world, leveraging AI and running on the IBM Cloud, supported by GTS.  Clients are also leveraging the IBM Garage to help them power their digital reinventions with hybrid cloud and artificial intelligence while going from idea generation to enterprise scale adoption.  ADP used the IBM Garage method to infuse AI across the enterprise. ADP and IBM jointly developed an AI-powered digital agent that handles over 20 percent of ADP's chat traffic, which helped drive Net Promoter Scores to all-time highs. Today, ADP continues to work with GBS to help create its digital on-boarding process, streamlining and enhancing their new clients’ first impressions. In the past 18 months, IBM has helped more than 500 leading global companies use the IBM Garage to drive digital transformations with data and AI on the cloud.

GBS is becoming the provider of choice for clients across the various phases of their journey to cloud, whether it’s advising, moving, building or managing their applications and processes.  For example, GBS is working with another leading telco provider to advise on their digital transformation journey to the cloud.  As part of this, IBM will develop and manage a Center of Excellence that will power an enterprise-wide Red Hat Ansible implementation for hybrid and multicloud platforms.  This will enable them to transform their product and technology organization, support an agile DevOps culture for its developer teams, while moving its application portfolio to the cloud to reduce complexity and accelerate delivery and time-to-value.  And at Fortum, a Finnish energy company, we’re leveraging our Cloud Migration Factory, to advise the company on its cloud strategy, as well as helping to migrate and manage its applications to the cloud.  Cloud Migration Factory is one of the areas contributing to our growth in Application Management revenue this quarter.

Turning to profit, GBS gross margin was essentially flat, with contribution from continued mix shift to higher-value offerings and from currency, given our global delivery mix.  This was offset by a higher level of skill capacity investments to capture demand around Red Hat and digital reinvention.

Global Technology Services Segment

In Global Technology Services, revenue declined four percent, with Infrastructure and Cloud Services down four percent, and Technology Support Services down two percent, while gross margin for the segment expanded 120 basis points.

As we’ve said over the last few quarters, we are managing this business for increased margin, profit, and cash contribution to better position it for the long term.  As a part of that, we have been taking actions to de-emphasize lower-value contracts and third-party content and focus our investments on the higher-value segments of the IT market such as hybrid cloud.  This contributes to lower GTS revenue in the short term but will enable us to deliver sustained margin improvement.

You saw this play out again in the second quarter, with our gross margin expansion driven by scale efficiencies in our cloud, productivity improvement as we infuse AI and automation into our service delivery models, and the shift of our business to higher-value areas.

This quarter GTS delivered just under half a billion dollars of pre-tax profit and modest PTI growth, both adjusted for the workforce related charge.  We are going to leverage this improved profit position to continue to invest in our go-to-market and delivery capabilities to capture this high-value and growing market.

Enterprises continue to turn to IBM to navigate and manage the increased complexities of a hybrid multicloud world.  IBM Services is in a unique position to help our clients in Chapter 2, as we have been running these workloads, and we know their processes as well as their IT and regulatory environments.

As I mentioned earlier, at the end of June we signed an agreement with AT&T, which spans both of our services businesses.  In this multi-year strategic agreement, IBM will modernize and migrate AT&T Business

Solutions’ applications to the IBM Cloud, and will help manage the entire IT infrastructure, on and off-premises and across different clouds, private and public.  By leveraging a hybrid multicloud approach, enterprises can not only reduce cost and complexity, they also can modernize, build, deploy and run core business applications in a faster, more secure way. This approach will enable AT&T Business to build and deploy any app or workload anywhere, and deliver new, innovative services to its business customers.  This is a great example of how we’re helping clients accelerate their journey to hybrid cloud.

Systems Segment

And now turning to Systems, revenue was down 18 percent this quarter.  We again had growth in Power.  This was more than offset by declines in IBM Z and storage, reflecting the late stage of our z14 product cycle.

In the second quarter, IBM Z revenue declined 41 percent.  I’ll remind you that this is compared to a very strong performance in the second quarter last year where we grew 112 percent.  We announced the z14 program two years ago now, and our revenue has tracked ahead of the prior program throughout that period.  We continue to see clients take advantage of the value of z14, such as pervasive encryption and connecting to the cloud.  And, so, from a Malaysian bank securing and improving performance on core banking workloads to a European tax office implementing a private cloud solution on Linux to manage new applications, clients appreciate the z14 innovation.  In today’s environment, there’s a lot of demand for technology underpinned by data protection and resiliency, with the ability to integrate across cloud environments and we will continue to innovate in these areas, which are core to the IBM Z value proposition.

Power revenue was up three percent, again led by POWER9.  We had continued growth in high-end offerings and in Linux with HANA on Power, leveraging the performance of POWER9.  This is the same architecture used with Summit and Sierra, which are among the world’s largest scientific and AI computing systems.  As a reminder, we started the delivery of these supercomputers for the U.S. Department of Energy labs in the second quarter of last year and essentially completed the deployment through the second half of 2018.  This quarter we also announced that IBM Power Systems Virtual Servers are now available in the IBM Cloud, providing clients with hybrid cloud scaleup compute for AIX and IBM i workloads.   Our enterprise clients are increasingly looking to adopt hybrid cloud strategies, backed by the performance, resiliency and security capabilities of IBM POWER9, to help optimize everything from supply chains to sales.

In Storage, revenue was down 21 percent, reflecting declines in our high end which is tied to our mainframe cycle, and the ongoing competitive dynamics and pricing pressures in the mid-range.

Looking at Systems profit, gross profit margin expanded across the portfolio while pre-tax margin was down, reflecting where we are in the Z product cycle.

Cash Flow and Balance Sheet Highlights

Turning to cash flow and the balance sheet, we’ve now generated $12.7 billion of free cash flow over the last 12 months.  Our normalized free cash flow realization over that period remains high at 118 percent.

In the second quarter we generated $2.8 billion of net cash from operations excluding our financing receivables, and $2.4 billion of free cash flow.  That brings our free cash flow for the first half to $4.1 billion, which is up about $900 million year to year.  These results reflect our operational performance and effective capital management.  Our strategy to de-emphasize lower-value content across our services and financing portfolios continue to play out in cash and contributed to our cap ex spending decline for the half.  Capital expenditures also reflect the benefit from a real estate sale of about $270 million, although there was effectively no P&L benefit.  I’ll remind you that the proceeds from the divestitures are considered an investing activity, so are not included in our free cash flow.

Looking at uses of cash, so far this year we’ve returned over $4 billion to our shareholders.  $2.8 billion of that was dividends, and in April, we again raised our dividend.  That’s now the 24th consecutive year we’ve taken our dividend up.  Through the first half we spent $1.2 billion on gross share repurchases, buying back more than nine million shares.  With the closing of the Red Hat transaction, we suspended our share repurchase program on July 9th.

Looking at the balance sheet, we ended the quarter with $46 billion in cash.  Approximately $34 billion of that was used to close the Red Hat transaction earlier this month.  Our total debt was $73 billion, including incremental debt raised to fund the Red Hat acquisition.  About a third of our total debt is in support of our financing business, which continues to be leveraged at a ratio of 9 to 1.    Our global financing debt is down over $6 billion from December, reflecting the portfolio decisions we’ve made regarding the financing of third-party content.  These decisions also led to further improvement in the credit quality of our financing portfolio, which is now 57 percent investment grade, three points better than a year ago.

So, to sum this up, we continue to generate strong free cash flow, and together with the portfolio actions we’ve taken, and the suspension of share repurchases, positions us to return to our targeted leverage ratios within a couple of years.  In the meantime, our balance sheet is strong with the flexibility to support our business.

Summary

So, I’ll make a few summary comments on the quarter before we move on to Q&A.

In the second quarter, our performance reflects the value we provide in helping our clients with their digital transformations and journeys to cloud.  We see this across our business in our hybrid cloud offerings and services, our data and AI capabilities, and in areas like security.  We had significant gross margin expansion and solid free cash flow, a reflection of the improving fundamentals of our business.  And we continued our focus on investment prioritization and portfolio optimization, closing the pending software divestitures, de-emphasizing lower value content in GTS, and continuing to wind down our OEM Commercial Financing portfolio.  All of these improve our profit profile going forward.  And of course, just eight days ago, we completed the acquisition of Red Hat, a landmark acquisition that has important implications to the cloud landscape, and to IBM.

Now, let me make a few things very clear before we go into the Q&A. This quarter we’re in a unique position due to the timing of the Red Hat acquisition, and so today I won't address any questions on forward-looking guidance.  As mentioned, we will be updating our full-year 2019 expectations on August 2nd, which will include the impact of Red Hat.  As you would expect with a highly profitable software business, the non-cash purchase accounting adjustment results in the acquisition being dilutive to full-year 2019 earnings per share.  We have said this, and also that we continue to expect Red Hat to be accretive to operating earnings per share by the end of the second year, and accretive to free cash flow in the first full year.

And so now I'm happy to take your questions about our second quarter performance and the trends we are seeing in our underlying business excluding Red Hat.

Closing

Thank you, Jim.  Before we begin the Q&A, I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, as always, I’d ask you to refrain from multi-part questions.

So, operator, let’s please open it up for questions.